Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-154173
Prospectus Addendum to the Prospectus dated October 10, 2008.
The Goldman Sachs Group, Inc.
DEPOSITARY SHARES
Each Representing an Interest in a Share of Preferred Stock
     You should read the accompanying prospectus supplement, which gives the specific terms of the offered depositary shares, together with the accompanying prospectus dated October 10, 2008 of The Goldman Sachs Group, Inc. When you read the prospectus supplement with the specific terms of the offered depositary shares, please note that all references in the prospectus supplement to the prospectus dated March 15, 2005, the prospectus dated October 3, 2005, the prospectus dated December 1, 2005, the prospectus dated December 5, 2006 or the prospectus dated July 16, 2008, or to any sections of those documents, should refer instead to the accompanying prospectus dated October 10, 2008, or to the corresponding section of the accompanying prospectus.
     The accompanying prospectus dated October 10, 2008 supersedes the prospectus dated March 15, 2005, the prospectus dated October 3, 2005, the prospectus dated December 1, 2005, the prospectus dated December 5, 2006 and the prospectus dated July 16, 2008.
     Goldman, Sachs & Co. will, and other affiliates of Goldman Sachs may, use this prospectus addendum in connection with offers and sales of the depositary shares in market-making transactions.
     The depositary shares are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman, Sachs & Co.

Prospectus Addendum dated October 10, 2008.